EXHIBIT 10.1
2025 STOCK INCENTIVE PLAN
OF SOLSTICE ADVANCED MATERIALS INC. AND ITS AFFILIATES
[YEAR]-[YEAR] PERFORMANCE PLAN GRANT AGREEMENT

This PERFORMANCE STOCK UNIT AGREEMENT made in Morris Plains, New Jersey, as of ###GRANT_DATE### (the “Grant Date”), between Solstice Advanced Materials Inc. (the “Company”) and ###PARTICIPANT_NAME### (the “Participant”).
1.    Grant of Performance Award. The Company has granted you ###TOTAL_AWARDS### as a target number (“Target Award”) of Restricted Stock Units as a Performance Award (“Performance Stock Units”), subject to the terms of this Agreement and the 2025 Stock Incentive Plan of Solstice Advanced Materials Inc. and Its Affiliates (the “Plan”).
The Company will hold the Performance Stock Units and Additional Performance Stock Units (as defined in Section 4) in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.
The details for this grant can be found on the Morgan Stanley at Work website at https://atwork.morganstanley.com. The Company reserves the right to change or correct any information contained on the Morgan Stanley at Work website to reflect the terms of the Award actually made by the Company on the Grant Date or the Plan.
2.    Definitions. For purposes of this Agreement, the following definitions apply:
a.    “Actual Award” means (A) the product of (i) the Plan Payout Percentage (as determined under Section 3), and (ii) your Target Award; plus (B) any Additional Performance Stock Units (as determined under Section 4). Notwithstanding anything in this Agreement to the contrary, the Committee may reduce the amount of your Actual Award in its sole discretion.
b.    “Committee” means the Compensation Committee of the Solstice Board of Directors.
c.    “Performance Cycle” means the [NUMBER]-year period beginning on [DATE] and ending on [DATE].
3.    Performance Measures. Performance Measures and Plan Payout Percentage shall be determined based on actual performance against pre-set goals as set forth in Attachment A, which is incorporated into and made a part of this Agreement.
4.    Dividend Equivalents. Except as otherwise determined by the Committee, in its sole discretion, you will earn Dividend Equivalents in an amount equal to the value of any cash or stock dividends paid by the Company upon one Share of Common Stock for each unvested Performance Stock Unit or Additional Performance Stock Unit (as defined below) credited to your bookkeeping account on a dividend payment date. At the vesting date(s) specified in Section 6, such Dividend Equivalents shall be adjusted up or down based on your Actual Award. In the case of cash dividends, the Company shall credit to your bookkeeping account, on each dividend payment date, an additional number of Performance Stock Units (“Additional Performance Stock Units”) equal to (a) divided by (b), where (a) equals the total number of unvested Performance Stock Units and Additional Performance Stock Units, if any, subject to this Agreement on such date multiplied by the dollar amount of the cash dividend paid per Share of Common Stock on such date, and (b) equals the Fair Market Value of a Share on such date. If a dividend is paid to holders of Common Stock in Shares, the Company shall credit to you, on such dividend payment date, Additional Performance Stock Units equal to the total number of unvested Performance Stock Units and Additional Performance Stock Units subject to this Agreement on such date multiplied by the Share dividend paid per Share of Common Stock on such date. Additional Performance Stock Units are subject to the same restrictions, including but not limited to vesting, transferability and payment restrictions, that apply to the Performance Stock Units to which they relate. You will continue to earn Additional Performance Stock Units on unpaid Performance Stock Units and Additional Performance Stock Units that are held in your bookkeeping account until the vested Shares are paid to you.

5.    Payment Amount. Each Performance Stock Unit and Additional Performance Stock Unit represents one (1) Share of Common Stock. Your Actual Award will not exceed [PERCENTAGE]% of your Target Award.
6.    Vesting and Payment. Except as otherwise provided in this Agreement, the vesting and payment of an Actual Award is contingent upon (i) the achievement of a Plan Payout Percentage based on performance as described in Section 3 and Attachment A, and (ii) you remaining actively employed by the Company until and on the later of [DATE] or the date the Committee certifies the level of performance attained with respect to Performance Measures for the Performance Cycle (“Vesting Date”). In no event will Additional Performance Stock Units be paid if the related Performance Stock Units have not vested.
If earned, the Actual Award will be paid fully in Shares, rounded up to the nearest whole Share. Except as otherwise provided in Sections 8 and 10, if an Actual Award is due, payment in Shares will be made as soon as practicable following the Vesting Date, but in no event later than two and one-half months following the end of the year in which vesting occurs.
7.    Termination of Employment. Except as otherwise provided in this Agreement, if your Termination of Employment occurs for any reason other than death, Disability or retirement (as defined in Section 9) before the Vesting Date, any unvested Performance Stock Units and Additional Performance Stock Units will immediately be forfeited and your rights with respect to future payments under this Agreement will end.
8.    Death or Disability. If your Termination of Employment occurs because of your death or Disability before the Vesting Date, you or your estate will receive the prorated value of your Actual Award. The prorated value of the Actual Award shall be determined by multiplying the Actual Award by a fraction, the numerator of which is the number of days you were actively employed before your Termination of Employment from your first eligibility date to the last day of the Performance Cycle, and the denominator of which is the total number of days from your first eligibility date to the last day of the Performance Cycle. Such prorated Actual Award, stated in Shares, shall be multiplied by the Fair Market Value of the Shares on the last trading day of the Performance Cycle and paid in cash as soon as practicable, but in no event later than two and one-half months following the end of the Performance Cycle. Additional Performance Stock Units will be calculated on the prorated Actual Award as provided in Section 4.
9.    Retirement. If you terminate employment with the Company and its Affiliates (i) not for Cause, and (ii) after you attain at least 70 points (actual age plus Years of Service, with minimum age 55), and (iii) after you provide the Company at least 120 days’ advance notice of your Termination of Employment, and (iv) you comply with all applicable post-termination restrictive covenants, the following special provisions shall apply:
    (A)    the amount of the unvested Performance Stock Units and Additional Performance Stock Units that shall vest under this Section 9 shall equal (1) the Actual Award as determined by the Company following the end of the Performance Cycle, and (2) multiplied by a fraction, the numerator of which is your Years of Service from the Grant Date to your Termination of Employment and the denominator of which is the total years of service from the Grant Date to the final Vesting Date of this Award; and
    (B)    The Performance Stock Units and Additional Performance Stock Units that vest pursuant to Paragraph (A) above shall be paid following the completion of the Performance Cycle and determination of the Performance Measures, at the same time and in the same manner such awards are paid to other similarly situated officers of the Company.
For the avoidance of doubt, if your Termination of Employment occurs at a time when the retirement conditions described above are not satisfied, any unvested Performance Stock Units and Additional Performance Stock Units or unpaid Actual Award, as applicable, will immediately be forfeited and your rights with respect to future payments under this Agreement will end.
10.    Change in Control. Notwithstanding anything in Sections 2 through 9 to the contrary, in the event of a Change in Control (as defined in the Plan), the following provisions apply:

a.    Rollover of Performance Awards. If adjusted or exchanged pursuant to Section 5.3(c) – (f) of the Plan, Performance Stock Units and Additional Performance Stock Units that have not vested or terminated as of the date of the Change in Control will continue to vest in accordance with the schedule described in Section 6 of this Agreement (or as adjusted if more favorable); provided, however, that (x) if you incur an involuntary Termination of Employment not for Cause (as defined in Section 2.7 of the Plan) or a voluntary Termination of Employment for Good Reason (as defined in Section 5.4(d) of the Plan) on or before the second anniversary of the date of the Change in Control and after the Performance Cycle has ended, your unpaid Actual Award will immediately vest in full and be paid in cash no later than the earlier of 90 days after the Termination of Employment or two and one-half months after the end of the calendar year in which the Termination of Employment occurs, or (y) if you incur an involuntary Termination of Employment not for Cause (as defined in Section 2.7 of the Plan) or a voluntary Termination of Employment for Good Reason (as defined in Section 5.4(d) of the Plan) during the two-year period following the Change in Control and before the Performance Cycle has ended, an amount equal to the Target Award, pro-rated to reflect the portion of the Performance Cycle that elapsed before such Termination of Employment, will be paid in cash no later than the earlier of 90 days after the Termination of Employment or two and one-half months after the end of the calendar year in which the Termination of Employment occurs.
b.    Cashout of Performance Awards. Unless adjusted or exchanged pursuant to Section 5.3(a) or 5.3(b) of the Plan (concerning rollover of outstanding awards in certain circumstances), Performance Stock Units and Additional Performance Stock Units that have not vested or terminated as of the date of the Change in Control will immediately vest. If the Change in Control occurs after the Performance Cycle has ended, you will receive your unpaid Actual Award. If the Change in Control occurs before the Performance Cycle has ended, the Actual Award will be based on the Target Award or other level of substantially achieved performance, as determined by the Committee prior to the Change in Control. No later than the earlier of 90 days after the date of the Change in Control or two and one-half months after the end of the calendar year in which the Change in Control occurs, you will receive for the Performance Stock Units and Additional Performance Stock Units a single cash payment equal to the product of the number of vested and outstanding Performance Stock Units and Additional Performance Stock Units as of the date of the Change in Control (including any Performance Stock Units and Additional Performance Stock Units that vest pursuant to this Section 10) and an amount equal to the greater of (i) the highest price per Share paid by the successor, as determined by the Committee, and (ii) the highest Fair Market Value during the period of 90 days that ends on the date of the Change in Control. Any securities or other property that is part or all of the consideration paid for Shares pursuant to the Change in Control will be valued at the higher of (x) the valuation placed on the securities or property by any entity that is a party with the Company to the Change in Control, or (y) the valuation placed on the securities or property by the Committee.
11.    Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or to your local employer, prior to any issuance or delivery of Shares, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company or your local employer.
12.    Transfer of Performance Award. You may not transfer the Performance Stock Units, Additional Performance Stock Units or any interest in such Units or any portion of your Actual Award except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan. Any other attempt to dispose of your interest will be null and void.
13.    Requirements for and Forfeiture of Award.
a.    General. This Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 13 and in any other agreement that governs your non-competition with Solstice, your non-solicitation of Solstice’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Solstice’s trade secrets and proprietary and confidential information. For purposes of this Section 13, the term “Solstice” is defined as Solstice Advanced Materials Inc. (a Delaware corporation having a place of business in Morris Plains, New Jersey), its predecessors, designees and successors, as well as its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.
b.    Remedies.
        1.    You expressly agree and acknowledge that the forfeiture provisions of subsection 13.b.2. of this Agreement shall apply if: (A) you are terminated for Cause (as defined in the Plan) or you voluntarily terminate your employment with less than a 60-day notice period, or (B) from the Grant Date until the date that is twenty-four (24) months after your Termination of Employment for any reason, you (i) enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which Solstice is engaged if the business is competitive (in the sole judgment of the Solstice Chief Executive Officer (“CEO”)) with Solstice and the CEO has not approved the agreement or arrangement in writing, or (ii) make any statement, publicly or privately (other than to your spouse and legal advisors), which would be disparaging (as defined below) to Solstice or its businesses, products, strategies, prospects, condition, or reputation or that of its directors, employees, officers or members; provided, however, that nothing shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or (iii) write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of Solstice or your career with Solstice without first submitting a draft thereof, at least thirty (30) days in advance, to the Solstice Advanced Materials Inc. Senior Vice President and General Counsel, whose judgment about whether such book, article or other media publication is disparaging shall be determinative; or such a book, article or other media publication is published after a determination that it is disparaging; provided, however, that nothing herein shall preclude you from reporting (in good faith) possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and/or any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from otherwise making any statement (in good faith) which is required by any applicable law or regulation or the order of a court or other governmental body.
For purposes of this subsection 13.b.1, the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.
2.    In addition to the relief described in any other agreement that governs your non-competition with Solstice, your non-solicitation of Solstice’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Solstice’s trade secrets and proprietary and confidential information, if the CEO of Solstice determines, in their sole judgment, that you have violated the terms of any such agreement or you have engaged in an act that violates subsection 13.b.1. of this Agreement, or you are terminated for Cause (as defined in the Plan) or you voluntarily terminate your employment with less than a 60-day notice period, (i) any Performance Stock Units and Additional Performance Stock Units that have not vested under this Agreement shall immediately be cancelled, and you shall forfeit any rights you have with respect to such Units as of the date of the CEO’s determination or the date of your Termination of Employment for Cause or voluntary Termination of Employment, as applicable, and (ii) you shall immediately deliver to the Company Shares or cash equal in value to the Actual Award you received during the period beginning twelve (12) months prior to your Termination of Employment and ending on (x) the date of the CEO’s determination in the case of a violation other than for a Termination of Employment for Cause or voluntary termination without sufficient notice, or (y) the date of your Termination of Employment in the case of a Termination of Employment for Cause or voluntary termination without sufficient notice, as applicable.
3.    Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.
14.    Restrictions on Payment of Shares. Payment of Shares is subject to the conditions that, to the extent required at the time of exercise, (i) the Shares underlying the Award and/or Actual Award shall be duly listed, upon official notice of redemption, upon Nasdaq, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares shall be effective. The Company shall not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.
15.    Adjustments. Any adjustments to this Performance Award will be governed by Section 5.3 of the Plan.
16.    Disposition of Securities. By accepting the Performance Award, you acknowledge that you have read and understand (i) the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities, and (ii) the Company’s stock ownership guidelines as they apply to this Performance Award. The Company shall have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.
17.    Plan Terms Govern. This Award (including the vesting and redemption of Performance Stock Units or Additional Performance Stock Units, the disposition of any Shares received, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents) are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan shall control. By accepting the Performance Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review. Without limiting the generality of the foregoing, you agree that all determinations made by the Committee of the Performance Measures described in Section 3 (including but not limited to, Adjusted Earnings per Share, Return on Invested Capital, Total Shareholder Return and the Company’s ranking within the Compensation Peer Group) shall be final, binding and conclusive on you in accordance with Article III of the Plan.
18.    Personal Data.
a.    By entering into this Agreement, and as a condition of the grant of this Performance Award, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.
b.    You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Stock Units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).
c.    You understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of Performance Stock Units or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.
d.    You understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e.    You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.
f.    You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You understand that withdrawing consent may affect your ability to participate in the Plan.
g.    You further understand the Company or the Affiliate(s) for which you act as a director or officer may need your Data to fulfill the applicable statutory requirements or prepare annual financial statements. You hereby consent that the Company or Affiliate(s) may transfer the Data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company or the Affiliate(s) in fulfilling the applicable statutory requirements or preparing annual financial statements whether during your employment or after your Termination of Employment.
19.    Discretionary Nature and Acceptance of Performance Award. By accepting this Performance Award, you agree to be bound by the terms of this Agreement and acknowledge that:
a.    The Company (and not your local employer) is granting these Performance Stock Units and Additional Performance Stock Units. This Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.
b.    The Company may administer the Plan from outside your country of residence and United States law will govern all Performance Stock Units and Additional Performance Stock Units granted under the Plan.
c.    Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.
d.    The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.
e.    The grant of this Performance Award, and any future grant of Performance Stock Units or Additional Performance Stock Units under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Performance Stock Units, the Additional Performance Stock Units nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.
f.    The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.
g.    Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

20.    Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Performance Stock Units and Additional Performance Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Performance Award or the account established on your behalf. You have no rights as a shareowner of the Company pursuant to the Performance Stock Units and Additional Performance Stock Units until Shares are actually delivered to you.
21.    Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Stock Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Performance Stock Units and Additional Performance Stock Units.
22.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of the Agreement, which shall remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision shall be construed so as to be enforceable to the maximum extent compatible with applicable law.
23.    Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.
24.    Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.
25.    Acknowledgements and Acceptance. By signing this Agreement (including via electronic signature), you agree that: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Award, and that any prior agreements, commitments, or negotiations concerning the Performance Award are replaced and superseded.
To retain this Award, you must accept it on the Morgan Stanley website.

Date Accepted: ###ACCEPTANCE_DATE###

ATTACHMENT A
[PERFORMANCE CYCLE] PERFORMANCE PLAN - PERFORMANCE MEASURES

[PERFORMANCE MEASURES CONSISTENT WITH THE PLAN]